As filed with the Securities and Exchange Commission on August 9, 2001
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            -----------------------
                         WORLDPORT COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)
                            -----------------------
            DELAWARE                       4813                  84-1127336
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)
                            -----------------------
                                975 WEILAND ROAD
                                    SUITE 160
                          BUFFALO GROVE, ILLINOIS 60089
                                 (847) 229-8200
               (Address, including zip code, and telephone number,
             including area code, of registrant's executive offices)
                            -----------------------
                                 JOHN T. HANSON
                         WORLDPORT COMMUNICATIONS, INC.
                           975 WEILAND ROAD, SUITE 160
                          BUFFALO GROVE, ILLINOIS 60089
                                 (847) 229-8200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            -----------------------
                                   Copies To:

                          Helen R. Friedli, P.C., Esq.
                            Brooks B. Gruemmer, Esq.
                             McDermott, Will & Emery
                             227 West Monroe Street
                             Chicago, Illinois 60606
                                 (312) 372-2000
                            -----------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


---------------------------------------------------------------------------------------------------------------------

                                          Calculation of Registration Fee
=====================================================================================================================

Title of each class of                         Proposed maximum         Proposed maximum
securities to be             Amount to be     offering price per       aggregate offering            Amount of
registered                  registered (1)         share(2)                 price(2)             registration fee
-------------------------- ----------------- ---------------------- -------------------------- ----------------------

Common Stock (par value    4,100,000 shares          $1.09                 $4,469,000                 $1,118
$0.0001 per share)
-------------------------- ----------------- ---------------------- -------------------------- ----------------------

(1) Maximum number of shares that may be offered. Pursuant to Rule 416 of the Securities Act of 1933, as amended, in addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable as a result of stock splits and stock dividends.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the common stock as reported on the OTC Bulletin Board on August 7, 2001.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED AUGUST 9, 2001


PROSPECTUS


                                4,100,000 Shares

                         WORLDPORT COMMUNICATIONS, INC.
                                  COMMON STOCK


         This prospectus relates to the public offering of up to 4,100,000 shares of our common stock which may be sold from time to time by the selling stockholders named in this prospectus. Each selling stockholder may sell the stock on terms to be determined at the time of sale. We will not receive any proceeds from this offering.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "WRDP.OB" On August 7, 2001, the closing sale price of our common stock on the OTC Bulletin Board was $1.09 share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             -----------------------



                 The date of this prospectus is __________, 2001

                                TABLE OF CONTENTS

Summary.......................................................................2
Risk Factors..................................................................4
Use of Proceeds...............................................................9
The Selling Stockholders......................................................9
Plan of Distribution..........................................................10
Where You Can Find More Information...........................................10
Legal Matters.................................................................11
Experts.......................................................................11

                                     SUMMARY

         Because this is a summary, it does not contain all of the information about us that may be important to you. You should read the entire prospectus, and the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus. The terms "Company," "our" and "we" refer to "Worldport Communications, Inc." and its subsidiaries, except where it is clear that the information relates only to the parent company.

                  We are a provider of managed and scalable Internet Infrastructure solutions. From 1996 to 1999, we were an international telecommunications company. We made a strategic decision in 2000 to enter the Internet infrastructure solutions market for multi-national, European and U.S. companies that aim to conduct operations in Europe. We help companies achieve a competitive advantage through flexible service offerings that are tailored to meet specific customer needs. Our expertise includes consultancy, design and implementation of full-scale enterprise solutions to manage hardware, operating systems, Web applications and network connectivity. Our emphasis on security, service and world-class facilities offers clients real-time management with flexible levels of support. Our clients have access to full-service e-business solutions across a pan-European presence to meet their needs.

                  Prior to the first quarter of 2000, we were a facilities-based global telecommunications carrier. In order to meet our obligations under our interim loan facility, which originally matured on June 23, 1999 and was extended until November 18, 1999, we sold substantially all of our material assets during the first quarter of 2000.

                  In the second quarter of 2000, we announced a new business strategy, focused on the delivery of Internet solutions to global companies doing business in the European marketplace. In addition to Web-enabled application solutions, we intend to provide a complete managed Web hosting service portfolio - including network management, colocation services, Internet connectivity, ASP support services, data backup, storage and disaster recovery - providing end-to-end service to corporations, as well as service providers, enabling them to completely outsource their Internet operations. The choice of this new business strategy was a result of extensive investigation through independent consultants to assess growth opportunities in the telecommunications and related industries and to identify high potential markets for these industries. According to Forrester Research, in 1999 the European Web hosting market generated approximately $500.0 million in revenues and is expected to generate $18.0 billion in revenues by 2003.

                  We constructed a new Internet solutions SuperCentre in Dublin, Ireland, which became operational in early October, 2000 and was designed to meet the specific needs of our various services. The SuperCentre, located in close proximity to redundant fiber routes from multiple providers, is expected to serve as the flagship to our Internet Solution Centres. Under an agreement with Global Crossings, brokered by the Irish government, we have gained access to bandwidth on the trans-Atlantic and pan-European fiber optic networks, which connect Ireland with the U.S., the U.K., and the majority of major markets in Western Europe. We are also developing products and services to offer our customers and are negotiating with various strategic partners for the marketing and selling of complementary products and services (although no assurances can be given as to any successful development of a product or service or the successful completion of any such negotiations).

                  On September 15, 2000, we acquired all of the common stock of Sweden based VIS-able International AB and its affiliates ("VIS-able"), pursuant to a Stock Purchase Agreement dated September 15, 2000, for approximately $17.7 million, net of liabilities assumed and including the payment of certain fees and expenses. The payment of $2.7 million of the purchase price was deferred for one year pending any claims against the representations and warranties made in the Stock Purchase Agreement. This amount is collateralized by a Letter of Credit which expires one year from the acquisition date. VIS-able is a leading professional services firm, specializing in complex systems development, consulting, WAP (wireless application protocol) integration and Web hosting, with offices in Sweden, Belgium, the U.S. and the U.K. The VIS-able acquisition gave us access to more than 3,500 customers, a fully operational data center, and Internet consulting and application design and development expertise supported by 61 skilled professional employees.

                  On April 26, 2001, we acquired all of the capital stock of Hostmark World Limited, Hostmark AB and Hostmark GmbH (collectively, "Hostmark") in exchange for up to 5,100,000 shares of the Company's common stock. Of this amount, 4,100,000 shares were issued at the acquisition date and the remaining 1,000,000 shares will be issued on the first anniversary of closing, subject to certain contingencies. Hostmark is a provider of secure, high quality web hosting and professional services with state-of-the-art Internet solution centers in London, Stockholm and Frankfurt. The newly acquired centers comprise 153,000 square feet and were recently completed. With the acquisition of Hostmark, we accelerated our plan of establishing three to five Internet solution centers in key Tier 1 European cities during 2001. This prospectus relates to the sale of the shares issued in the Hostmark acquisition.


                   You can contact us by mail or telephone at:

                         Worldport Communications, Inc.
                           975 Weiland Road, Suite 160
                          Buffalo Grove, Illinois 60089
                                 (847) 229-8200

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in addition to the other information contained in the prospectus and the documents referred to below in "Where You Can Find More Information" before purchasing our common stock.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT TO INCUR SIGNIFICANT LOSSES IN THE FUTURE AS WE EXPAND OUR OPERATIONS.

                  Excluding the gain on the sale of substantially all of our material assets in the first quarter of 2000, we had before-tax losses of $11.0 million in 2000 and $121.0 million in 1999 and we expect to remain unprofitable for the foreseeable future. We plan to continue to incur significant expenses and to generate negative operating cash flow as we build the infrastructure necessary to provide our Web-hosting services, grow our professional services and sales and marketing organizations and develop new products and services. In order to achieve profitability, we must, among other things, develop and successfully market services that are commercially accepted by European businesses. If we are unable to increase our revenues to cover our operating costs and capital expenditures, we will continue to experience negative cash flow and may never achieve profitability.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR NEW STRATEGY TO PROVIDE HOSTING AND PROFESSIONAL SERVICES.

                  We plan to derive the majority of our business from providing value-added Internet-related services to the European marketplace.

                  This represents a new business plan for us and we have only recently begun to offer these services. We cannot predict whether demand for our Internet solutions such as Web hosting, Web solutions and systems integration in Europe will be sufficient to permit us to focus our business on value-added services.

                  In order for our strategy to be successful, we must accurately forecast the Internet services needs of these businesses and the value of such services to them. If we overestimate the needs of our market or the willingness of these businesses to purchase higher cost Internet services such as hosting, co-location, Web design and other professional services, we may be unsuccessful in selling value-added Internet services to our target market, and we may be unable to successfully carry out our business strategy.

                  Accordingly, there can be no assurance that our future operations will generate cash flows or operating or net income, and our prospects must therefore be considered in light of the risks, expenses, problems and delays inherent in establishing a new business. We and our stockholders may suffer a substantial loss should the new business plan prove to be unsuccessful.

GROWTH THROUGH EXPANSION AND ACQUISITIONS IS EXPECTED TO PLACE SIGNIFICANT STRAIN ON OUR BUSINESS.

                  Our strategy involves growth through expansion and acquisitions, which has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources and increased demands on our systems and controls. Our ability to engage in acquisitions will be dependent upon our ability to identify attractive acquisition candidates and, if necessary, obtain financing on satisfactory terms. The challenges of growth, through expansion and acquisitions, include:

     o   potential distraction to management;
     o implementing additional controls, information systems, and infrastructure appropriate to a growing company;
     o integrating the acquired business' financial, computer, payroll and other systems into our own;
     o   unanticipated liabilities or contingencies from the acquired company;
     o reduced earnings due to costs related to integration, increased goodwill amortization and increased interest costs; and
     o   retaining key personnel and customers of acquired companies.

      In addition, as we increase our level of service and expand our global reach, there will be additional demands on our customer service support and sales, marketing and administrative resources. We may not be able to manage successfully our operations or the quality of our services. If our management is unable to manage growth effectively or maintain the quality of its service, our business, financial condition and results of operations could be materially and adversely affected.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE DIFFICULT TO PREDICT, AND, IF OUR RESULTS ARE BELOW EXPECTATIONS, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

                  Our quarterly revenues and operating results may fluctuate significantly as a result of a variety of factors, many of which are outside of our control. As a result, you should not rely on year-to-year or quarter-to-quarter comparisons of our operating results as an indication of future performance. Some of the factors that may cause our revenues and operating results to fluctuate significantly include, but are not limited to:

     o   demand for and market acceptance of our services;

     o   changes in telecommunications and other operating costs;

     o the timing and magnitude of capital expenditures relating to growing our operations;

     o changes in our pricing policies in response to changing costs, competition or industry trends such as consolidation;

     o   currency fluctuations; and

     o   unexpected regulatory changes in our target markets.

                  We may also experience seasonality in our business in the future, resulting in diminished revenues as a consequence of reduced demand for Internet services during summer or holiday periods. As a result of the foregoing factors, as well as others, our revenues and operating results in some future reporting periods may be below the expectations of some analysts or investors, which may cause our stock price to fall.

IF WE FAIL TO EXPAND OUR PRODUCT DEVELOPMENT, PROFESSIONAL SERVICES AND SALES AND MARKETING ORGANIZATIONS AND ATTRACT, RETAIN, AND TRAIN TECHNICAL AND MARKETING PERSONNEL, WE MAY BE UNABLE TO EXPAND OUR MARKET AND GROW OUR BUSINESS.

                  We believe that our growth may be affected by our ability to provide our customers with new products and services. Our business requires trained product-development personnel, as well as experienced sales and marketing personnel to educate prospective customers regarding the use and benefits of our services. A wide range of companies active in our markets, many of which have substantially greater resources than we have, compete for the same skilled personnel. In turn, the inability to hire and train a sufficient number of personnel at all levels may limit our ability to undertake future projects and could cause us to lose market share. In addition, new professional services personnel that require training and education will take time to reach full productivity. As a result, our future success may be affected by our ability to timely identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. We plan to increase the number of our product development, professional services and sales and marketing personnel to meet these needs. Failure to retain and attract the necessary technical, sales, marketing and administrative personnel could adversely affect our business, financial condition and operating results.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGES, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE CUSTOMERS.

                  To remain competitive, we must continue to enhance and improve the functionality and features of our services. If competitors introduce new products and services featuring new technologies, or if new industry standards, technologies and practices emerge, our existing technology and systems may become obsolete or the relative benefit of our services to customers may be diminished. Keeping up with changes in technology could require substantial expenditures of time and money by us. Furthermore, we may fail to use new technologies effectively, or we may be unable to license or otherwise obtain desired new technologies from third parties.

WE WILL CONTINUE TO FACE SIGNIFICANT COMPETITION AND WE MAY BE UNABLE TO COMPETE SUCCESSFULLY.

                  There are competitors in our markets with more significant local market presence, brand recognition and greater financial, technical and personnel resources. As a result of this competition, we expect to continue to face significant pressure to reduce our prices and improve the products and services we offer. The barriers to entry are low for some of the services we offer, such as Web hosting and Web design, so we could quickly face additional competition. Although our competitors vary depending on the market and the country, these competitors may include local and regional Internet service providers, telecommunication companies, information technology companies and cable companies. These competitors may be local, regional or global companies. Some of our competitors, especially the telecommunications companies, have large networks in place as well as a significant existing customer base. These competitors may offer products and services that are more appealing to our current and potential customers.

WE RELY UPON THE AVAILABILITY OF ADEQUATE CONNECTIVITY WITH THIRD-PARTY PROVIDERS, AND FAILURE OR DELAY IN OBTAINING NECESSARY CONNECTIVITY WOULD IMPEDE OUR GROWTH.

                  In building our network we will rely upon connectivity supplied by third-party providers and local and international telecommunications carriers. In some of our markets we will be dependent on one or a limited number of connectivity providers. Many of these carriers are, or potentially are, our competitors. In some of our markets our ability to meet expanding access needs is limited by our ability to obtain additional network capacity as our customer levels require it. There can be no assurance that we will be able to obtain the requisite network connectivity at commercially viable prices or that the necessary connectivity will be available on a timely basis or at all. Failure to obtain this connectivity would jeopardize our ability to meet existing customer demand, limit our ability to conduct business and restrict our growth in these markets.

WE DEPEND ON THE RELIABILITY OF OUR NETWORK, AND A SYSTEM FAILURE OR A BREACH OF OUR SECURITY MEASURES COULD RESULT IN A LOSS OF CUSTOMERS AND REDUCED REVENUES.

                  We are able to deliver services only to the extent that we can protect our network systems against damage from power or telecommunication failures, computer viruses, natural disasters, unauthorized access and other disruptions. Any system failure, accident or security breach that causes interruptions in our operations could impair our ability to provide Internet services to our customers, damage our reputation and negatively impact our revenues and results of operations. To the extent that any disruption or security breach results in a loss or damage to our customers' data or applications, or inappropriate disclosure of confidential information, we may incur liability and suffer from adverse publicity. In addition, we may incur additional costs to remedy the damage caused by these disruptions or security breaches.

WE ARE DEPENDENT ON THE PROPER DEVELOPMENT OF OUR BILLING, CUSTOMER SERVICES AND INFORMATION SYSTEMS.

                  Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, satisfy customer orders and achieve operating efficiencies. Our plans for the development and implementation of our billing and other operating systems rely, for the most part, on the delivery of products and services by third party vendors. We could be materially adversely affected by our failure to adequately identify all of our information and processing needs or the failure of these vendors to deliver proposed products and services in a timely and effective manner and at acceptable costs.

WE MAY NEED TO SECURE ADDITIONAL FINANCING TO CARRY OUT OUR BUSINESS PLAN.

                  We may need to raise additional funds to carry out our business plan. If we are able to raise additional funds through the incurrence of debt, and we do so, we would likely become subject to restrictive financial covenants. The amount and nature of any borrowings by us will depend on numerous considerations, including our capital requirements, our perceived ability to meet debt service on any such borrowings and the then prevailing conditions in the financial markets, as well as general economic conditions. Additionally, to the extent that debt financing ultimately proves to be available, any borrowings may subject us to various risks and restrictions traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to service that indebtedness.

                  If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current shareholders would be diluted, our earnings and book value per share could be diluted and, if such equity securities take the form of preferred stock, the holders of such preferred stock may have rights, preferences or privileges senior to those of holders of common stock.

                  We cannot assure you that we will be able to raise equity capital, obtain capital lease or bank financing or incur other indebtedness to fund any business combination or the working capital and other capital requirements of a new operating business on terms deemed by us to be commercially acceptable and in our best interests.

WE MAY ISSUE NEW EQUITY IN ORDER TO HELP ATTAIN OUR NEW BUSINESS PLAN.

                  Generally, the board of directors has the power to issue new equity (to the extent of authorized shares) without shareholder approval, except that shareholder approval may be required under applicable law for certain transactions. We may issue new equity to raise additional capital in connection with a business combination or venture transaction with an operating business. Any additional issuance by us would have the effect of diluting your percentage ownership, could have the effect of diluting our earnings and our book value per share, and could result in the adverse tax consequences described above. We have no current arrangement, agreement or understanding with respect to the sale or issuance of any new equity.

THE HEICO COMPANIES, LLC AND THE COMPANY'S MANAGEMENT HAS SUBSTANTIAL VOTING CONTROL OVER THE COMPANY.

                  In addition to the shares of our Common Stock which are currently outstanding and entitle the holders thereof to one vote per share, we also have outstanding shares of our Series B, C, D, E and G Convertible Preferred Stock, each of which entitle the holders thereof to 40, 40, 1, 10.865, and 1,000 votes per preferred share, respectively. As of May 31, 2001, substantially all of the outstanding preferred stock was owned by The Heico Companies, LLC ("Heico") which, combined with the common stock owned by Heico, represents approximately 71% of our outstanding votes.

                  In addition, as of May 31, 2001, our executive officers and directors as a group had an approximately 72% voting interest in our capital stock. Included in the shares owned by our executive officers and directors as a group is the direct voting interest which is held by Heico. Mr. Michael E. Heisley, Sr., Mr. Stanley H. Meadows and Ms. Emily Heisley Stoeckel, all members of our Board of Directors, have an interest in, are employed by, or provide services to, Heico.

                  As a result of its voting interest, Heico and/or our directors and executive officers as a group have the power to control the vote regarding such matters as the election of our directors, amendments to our charter, other fundamental corporate transactions such as mergers, asset sales, and the sale of our business, and to otherwise influence the direction of our business and affairs. Additionally, as stockholders of the Company and through their ability to control the election of directors, Heico and/or our executive directors as a group may authorize actions that could have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including an attempt that might result in the receipt of a premium over the market price for the shares held by such stockholder. Such actions may include creating additional classes of stock with disparate voting rights, creating a classified Board of Directors with staggered terms, prohibiting the stockholders to take any action by a written consent or requiring advance notice for stockholder proposals and director nominations.

                 RISKS RELATING TO THE INTERNET AND OUR INDUSTRY

GOVERNMENTAL REGULATION AND THE APPLICATION OF EXISTING LAWS TO THE INTERNET MAY SLOW THE INTERNET'S GROWTH, INCREASE OUR COSTS OF DOING BUSINESS AND INHIBIT OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS.

                  Laws and regulations directly applicable to Internet communications are becoming more prevalent. The international nature of the Internet and the possibility that we may be subject to conflicting laws of, or the exercise of jurisdiction by, different countries may make it difficult or impossible to comply with all the laws that may govern our activities. Furthermore, the law relating to the liability of online service providers for information carried on or disseminated through their networks is currently unsettled. New laws and regulations in Europe or in the United States could inhibit the expansion of the Internet, prevent or limit our ability to operate in certain of our markets, expose us to compliance costs and substantial liability and could result in costly and time consuming litigation, all of which could materially harm our business, operating results and financial condition. Additionally, we face these same risks because of uncertainties about how existing laws will be applied to address the Internet. New and existing laws may cover issues that affect our business, such as:

o national sovereignty issues, including controls on foreign ownership of Internet-related companies, export controls governing encryption containing software and national security concerns;

o rights and protection of Internet users, including user privacy, libel and defamation, consumer protection, pornography and obscenity laws and government interception of data traffic;

o controls on the Internet as a market place, including sales and other taxes, telecommunications access fees, pricing, characteristics and quality of products and services, antitrust and fair trade laws;

o the level and scope of competition from telecommunications or cable companies;

o limits on foreign ownership of companies in general or communications services companies specifically; and

o    copyright, trademark and patent infringement laws.

                  To comply with new or existing laws regulating electronic business and information on the Internet, we may need to modify the manner in which we do business, which could result in additional expenses and could slow our growth. We may need to hire additional personnel to monitor our compliance with applicable laws. A restrictive regulatory policy regarding the Internet industry in any country in Europe could have a direct material adverse effect on us by retarding the industry's growth in such countries. Any liability as a result of a change in laws or failure to comply with laws could harm our operations and financial condition.

WE MAY BE LIABLE FOR INFORMATION DISSEMINATED OVER OUR NETWORK.

                  We may face liability for information carried on or disseminated through our network. Some types of laws that may result in our liability for information disseminated over our network include:

o laws designed to protect intellectual property, including trademark and copyright laws;

o laws relating to publicity and privacy rights and laws prohibiting defamation;

o    laws restricting the collection, use and processing of personal data;

o laws prohibiting the sale, dissemination or possession of pornographic material; and

o other laws relating to the nature and content of Internet materials. The laws governing these matters vary from jurisdiction to jurisdiction. If we violate laws governing content on our network, we may face fines, temporary disruption of our service or loss of required operating licenses, depending on the jurisdiction.

CURRENCY FLUCTUATIONS AND DIFFERENT STANDARDS, REGULATIONS AND LAWS RELATING TO OUR INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

                  A key component of our strategy is our expansion in international markets. Our international expansion will require us to comply with multiple regulatory and taxation regimes. In addition, laws or administrative practices relating to taxation, foreign exchange or other matters within countries in which we operate or plan to operate may change. Moreover, operating internationally exposes us to risks such as:

o    fluctuations in currency exchange rates;

o    foreign exchange controls which restrict or prohibit repatriation of funds;

o    technology export and import restrictions or prohibitions;

o    difficulty collecting accounts receivable;

o    political instability;

o    delays with customs or government agencies;

o seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; and

o potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholders.

                            THE SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the selling stockholders, including:

         o        the name of each selling stockholder,

         o the beneficial ownership of common stock of each selling stockholder as of June 30, 2001, and the maximum number of shares of common stock offered by each selling stockholder.

The information presented is based on data furnished to us by the selling stockholders. Each of the selling stockholders acquired their shares in connection with the Hostmark acquisition. None of the selling shareholders has had any material relationship with us during the past three years.

         The number of shares that may be actually sold by each selling stockholder will be determined by such selling stockholder. Because each selling stockholder may sell all, some or none of the shares of common stock that it owns, no estimate can be given as to the number of shares of common stock that will be owned by the selling stockholders upon termination of the offering.

         Pursuant to Rule 416 of the Securities Act of 1933, the selling stockholders may also offer and sell additional shares of common stock issued as a result of stock splits and stock dividends.

--------------------------------------------------------------------------------------------------
                                                SHARES BENEFICIALLY
                                                    OWNED AS OF
SELLING STOCKHOLDER                                JUNE 30, 2001
-------------------                                -------------
                                                                              SHARES BEING
                                             NUMBER         PERCENT(1)           OFFERED
                                             ------         ----------           -------
Hostmark World, L.P.                      3,717,500            9.8%             3,717,500
Shield Trust Limited,  as nominee for N     382,500            1.0%               382,500
M Rothschild & Sons Limited

--------------------------------------------------------------------------------------------------
Total                                     4,100,000           10.8%             4,100,000
---------------------

(1)      Assumes that there are 38,050,352 shares of common stock outstanding as of June 30, 2001.


                              PLAN OF DISTRIBUTION

         Sales of the shares being sold by the selling stockholders are for the selling stockholders' own accounts. We will not receive any proceeds from the sale of the shares offered hereby.

         The selling stockholders or their respective pledgees, donees, transferees or successors in interest may sell the shares on the OTC Bulletin Board, in sales occurring in the public market of such market quotation system, in privately negotiated transactions, through the writing of options on shares, short sales or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Some or all of the shares may be sold through brokers, dealers, underwriters or agents acting on behalf of the selling stockholders or to dealers for resale by such dealers. In connection with such sales, such brokers, dealers, underwriters or agents may receive compensation in the form of discounts and commissions from the selling stockholders and may receive commissions from the purchasers of shares for whom they act as broker or agent (which discounts and commissions may be less than or exceed those customary in the types of transactions involved). Any broker, dealer or agent participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and will be required to deliver a copy of this prospectus to any person who purchases any common stock from or through such broker, dealer, agent or underwriter.

         In offering the common stock covered hereby, the selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any common stock covered by this prospectus which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In order to comply with certain states' securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of our common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to our common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and without limiting the foregoing, each selling stockholder will be subject to the applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. The foregoing may affect the marketability of our common stock.

         The selling stockholders also may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer the shares. The selling stockholders may also pledge the shares to a broker-dealer and the broker-dealer may sell those shares upon a default.

         If necessary, the specific shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We will pay substantially all of the expenses related to our obligation to register the shares of common stock under this prospectus. The selling stockholders will pay all underwriting discounts or brokerage commissions attributable to the sale of the shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by us and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders sell all of the common stock offered hereby, are incorporated by reference in this Prospectus:

         (i) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended;
         (ii) Our Quarterly Report on Form 10-Q for the period ended March 31, 2001;
         (iii) Our Registration Statement on Form 8-A with respect to our common stock;
         (iv) Our Current Report on Form 8-K dated May 24, 2001 and filed on June 4, 2001;
         (v) Our Current Report on Form 8-K/A dated April 26, 2001 and filed July 10, 2001;
         (vi) Our Current Report on Form 8-K dated April 26, 2001 and filed on May 10, 2001;
         (vii) Our Current Report on Form 8-K dated April 26, 2001 and filed April 26, 2001.

                  You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Worldport Communications, Inc.
                           975 Weiland Road, Suite 160
                          Buffalo Grove, Illinois 60089
                                 (847) 229-8200
                            Attention: John T. Hanson

         The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

         This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules. For further information on us and our consolidated subsidiaries and the securities we are offering, you may review the information and exhibits in the registration statement. The registration statement and exhibits are also available at the SEC's Public Reference Room or through its website. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by McDermott, Will & Emery, Chicago, Illinois. Certain partners of McDermott, Will & Emery own an aggregate of 1,828,703 shares of the Company's capital stock. Mr. Stanley H. Meadows, a partner at the law firm of McDermott, Will & Emery, is Secretary of the Company.

                                     EXPERTS

         The audited consolidated financial statements and schedule of Worldport Communications, Inc. incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The financial statements of Hostmark incorporated into this prospectus by reference to our Form 8-K/A-1 dated April 26, 2001 and filed on July 10, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers, independent accountants, given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

           SEC registration fee.........................................$ 1,118
           Fees and expenses of counsel................................. 10,000
           Fees and expenses of accountants............................. 20,000
            Miscellaneous...............................................  5,000
               Total................................................... $36,118
----------------

         We have agreed to bear substantially all expenses related to our obligation to register the shares of common stock under this prospectus. The selling stockholders agree to pay all underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the selling stockholders attributable to the sale of the shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made
(1) by a majority vote of a quorum of disinterested members of the board of directors, or (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the shareholders. The General Corporation Law of the State of Delaware also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the General Corporation Law of the State of Delaware provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

         The Company's Certificate of Incorporation and Bylaws, each as amended, provide for indemnification of the Company's directors, officers, employees and other agents to the fullest extent not prohibited by the Delaware law.

         The Company maintains liability insurance for the benefit of its directors and officers.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                  DESCRIPTION
------                                  -----------

  3.1 Certificate of Incorporation of the Company, as amended, previously filed as Exhibit 3.1 to the Company's Registration Statement on Form 10-KSB/A for the fiscal year ended December 31, 1997, and incorporated herein by reference.

  3.2             Bylaws of the Company, as amended, previously filed as Exhibit
                  3.2 to Form 10-K for the fiscal year ended December 31, 1998, and incorporated herein by reference.

  5.1             Opinion of McDermott, Will & Emery regarding legality

  23.1            Consent of Arthur Andersen LLP

  23.2            Consent of PricewaterhouseCoopers

  23.3            Consent of McDermott, Will & Emery (included in Exhibit 5.1)

  24.1 Power of Attorney (included with the signature page to this Registration Statement)

ITEM 17.  UNDERTAKINGS.

(1)      The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that the undertakings set forth in clauses
                  (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
         1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buffalo Grove, Illinois on August 9, 2001.

                                 WORLDPORT COMMUNICATIONS, INC.

                                 By:        /s/ Kathleen A. Cote
                                    --------------------------------------------
                                       Kathleen A. Cote, Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stanley H. Meadows and John T. Hanson and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Worldport Communications, Inc.) to sign any or all amendments (including post-effective amendments) to this Registration Statement and to sign a Registration Statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons or their attorneys-in-fact in the capacities indicated.

                  SIGNATURE                                       TITLE                                DATE
                  ---------                                       -----                                ----
/s/ Michael E. Heisley, Sr.                    Chairman of the Board of Directors
---------------------------------------
            Michael E. Heisley, Sr.                                                          August 9, 2001

/s/ Kathleen A. Cote                           Chief Executive Officer and Director
---------------------------------------        (Principal Executive Officer)                 August 9, 2001
            Kathleen A. Cote

/s/ John T. Hanson                             Chief Financial Officer
---------------------------------------        (Principal Financial and Accounting Officer)  August 9, 2001
            John T. Hanson

/s/ Stanley H. Meadows                         Director
---------------------------------------
            Stanley H. Meadows                                                               August 9, 2001

/s/ Andrew Sage, II                            Director
---------------------------------------
            Andrew Sage, II                                                                  August 9, 2001

/s/ Emily Heisley Stoeckel                     Director
---------------------------------------
            Emily Heisley Stoeckel                                                           August 9, 2001
